Washington, D.C.  20549



                              FORM 8-K

                           CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the

                  Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  October 9, 1997



                       McMoRan Oil & Gas Co.

      Delaware               0-23870                72-1266477
   (State or other          (Commission            (IRS Employer
  jurisdiction of           File Number)        Identification Number)
    incorporation or
     organization)

                        1615 Poydras Street
                   New Orleans, Louisiana  70112

Registrant's telephone number, including area code:  (504) 582-4000



Item 5.   Other Events.

     ------------------

The following news release was issued by McMoRan Oil & Gas Co. on October 9, 1997:

NEW ORLEANS, LA., October 9, 1997 -- McMoRan Oil & Gas Co. (NASDAQ:
MOXY) announced today that its shareholders, at the Special Meeting of Stockholders, approved all proposals before the meeting, including a comprehensive plan to recapitalize MOXY and establish a new multi-year $200 million oil and gas exploration program.


     MOXY will immediately commence a rights offering whereby stockholders of record as of October 10, 1997, will be given, at no cost, approximately 2.0 rights for each MOXY share held. Each right will allow, but not obligate, the holder to purchase one new share of MOXY common stock for $3.50 per share. The rights will begin trading on the NASDAQ National Market October 10, 1997 under the trading symbol "MOXYR", and the rights will expire November 13, 1997 unless extended, but no later than December 12, 1997. Under a standby agreement, Freeport-McMoRan Resource Partners, Limited Partnership (NYSE: FRP) has agreed to purchase for the same price any shares not purchased in the rights offering, assuring MOXY of the necessary funds to establish and participate in growth opportunities arising from a new multi-year $200 million MOXY/FRP exploration program. As a result of the rights offering, MOXY anticipates issuing approximately 28.6 million shares of common stock for an aggregate of approximately $100 million.

     The rights offering prospectus, rights certificates and related documents will be mailed to MOXY stockholders on or about October
14, 1997.

     MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas reserves offshore in the Gulf of Mexico and onshore in the Gulf Coast area. The company generates prospects and evaluates farmin opportunities utilizing its geological and geophysical expertise through the use of 3-D seismic data and state of the art technology.



                             SIGNATURE

                         ------------------

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Oil & Gas Co.

                              By:   /s/ C. Donald Whitmire
                                   ---------------------------
                                        C. Donald Whitmire

                                         Controller
                                  (authorized signatory and
                                 Principal Accounting Officer)

Date:  October 9, 1997